Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company
Fletcher Chamberlin
Investor Relations
(503) 726-7710

FEI Company Reports Record Bookings and Sales for the Fourth Quarter of 2004
Net Income More than Doubles Over Prior Quarter and Prior Year
Nanotechnology Research Tools Drive Growth

HILLSBORO, Ore., February 2, 2005  — FEI Company (NASDAQ: FEIC) reported record bookings and sales as well as significantly increased operating margins and income in its financial report for the fourth quarter of 2004.

Net sales were $145.2 million for the fourth quarter ended December 31, 2004, an increase of 36% compared with net sales of $107.0 million for the third quarter of 2004 and an increase of 49% compared with net sales of $97.7 million for the fourth quarter of 2003.

Bookings in the fourth quarter totaled $143.8 million, resulting in a book-to-bill ratio of 0.99 and a backlog of $160.0 million at the end of the quarter.  Bookings increased 14% compared with the previous record-high bookings reported for the third quarter of 2004 and increased 42% compared with the fourth quarter of 2003.

GAAP net income for the fourth quarter of 2004 was $8.4 million, an increase of over 150% compared with net income of $3.3 million in both the third quarter of 2004 and the fourth quarter of 2003.

Fully diluted earnings per share in the latest quarter were $0.21 compared with $0.08 in both the third quarter of 2004 and the fourth quarter of 2003.  Pro-forma earnings per share in the latest quarter were $0.25 per diluted share, compared to the published consensus estimate by analysts of $0.19 per share.  Investors should refer to the attached table for a reconciliation of GAAP earnings to pro-forma earnings.

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Pro-forma earnings per share for the latest quarter are calculated by excluding amortization of purchased intangibles, excluding shares attributable to the potential conversion of the company’s contingent convertible bonds (described below) and applying the tax rate in effect through the first nine months of the year.  Pro-forma earnings in prior periods exclude amortization of purchased intangibles; restructuring, reorganization and relocation costs; bond buy-back costs; and the shares attributable to contingent convertible bonds.

The number of shares used to calculate fully diluted earnings per share in the latest quarter was 39.7 million and includes 5.5 million shares attributable to the potential conversion of the company’s contingent convertible bonds, adding 16% dilution.  During the fourth quarter of 2004, the Emerging Issues Task Force of the Financial Accounting Standards Board changed the rules to require inclusion of these shares in the fully diluted share count.  Prior period share counts and fully diluted earnings per share figures have been restated to conform to the current presentation.

 “The fourth quarter results were exceptionally strong and exceeded our guidance by a wide margin,” said Vahé A. Sarkissian, chairman, president and chief executive officer of FEI.  “We shattered our prior revenue and bookings records and more than doubled our earnings sequentially and from the prior year’s fourth quarter. Annual results were also strong, with bookings growth of over 40% to over $500 million, revenue growth of nearly 30% and earnings more than double last year. Our performance was particularly strong in the nanotechnology research market where we have industry-leading new products and break-away technology. We also improved our operating margin and generated cash.

“While we expect a seasonal slowdown in our business in the first quarter, especially after the very strong fourth quarter, we enter the year with a good backlog and anticipate further revenue and earnings growth in 2005,” concluded Sarkissian.

Net sales for the full year 2004 were $465.7 million, an increase of 29% from the 2003 total of $361.0 million.  Bookings for 2004 were $504.1 million, up 41% from $358.5 million in 2003.  GAAP net income for 2004 was $16.6 million, or $0.42 per diluted share, compared with $7.2 million or $0.20 per diluted share in 2003.

By market, sales to industry and institute customers in the fourth quarter were up 45% and bookings were up 37% compared with the third quarter.  For the full year, industry and institute sales were up 20% and bookings were up 21%.  Sales to semiconductor customers in the fourth quarter increased 40% compared to the third quarter while bookings decreased by 7%.  For the

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full year, semiconductor customer sales increased 41% and bookings increased 72%.  Data storage sales in the fourth quarter were down 57% compared with the third quarter, while bookings were up 11%. For all of 2004, data storage sales increased 24% and bookings increased 17%.

The operating margin in the fourth quarter was 9.3%, compared with 6.2% in the third quarter of 2004 and 2.0% in the fourth quarter of 2003.  The gross margin for the fourth quarter was 40.3% compared to 42.3% in the third quarter of 2004 and 38.9% in the fourth quarter of 2003; the sequential change from the third quarter was primarily due to a change in the mix of products sold.  Operating expenses increased by $6.4 million compared with the third quarter due to increased sales commissions; employee profit sharing and bonuses; the impact of the weaker dollar compared to the euro; and increased regulatory expenses, primarily for Sarbanes-Oxley compliance.  Included in operating expenses in the fourth quarter was amortization of intangibles of $1.7 million, compared with $1.4 million in the third quarter.  The tax rate for the fourth quarter was 28.8%, bringing the full-year 2004 tax rate down to 32.0%.

Cash generated by operations was $6.5 million for the quarter.  Capital spending for the quarter was $4.3 million, and depreciation expense was $4.1 million.  Inventory turnover increased from 2.5 times in the third quarter to 4.0 times in the fourth quarter as inventory decreased by $10.9 million from the third quarter level.  Accounts receivable increased by $32.6 million from the prior quarter due to increased shipments, while days sales outstanding decreased from 109 days at the end of the third quarter to 101 days at the end of the fourth quarter.  The company continued to maintain a strong balance sheet, with cash and investments of $341.9 million, convertible debt of $295.0 million (due in 2008) and shareholders’ equity of $379.8 million as of December 31, 2004.

First Quarter 2005 Guidance

The company normally experiences a seasonal decline in bookings and revenue from the fourth quarter to the first quarter in most years, and it expects that decline to happen this year.  Currently it expects net sales for the first quarter of 2005 to be in the range of $120 million to $130 million.  GAAP earnings per share are anticipated to be in the range of $0.09 to $0.13 per share.  Pro-forma earnings per share, excluding amortization of purchased intangibles and the shares attributable to the conversion of the contingent convertible bonds, are thus anticipated to be in the range of $0.13 to $0.18.  For reasons why the company’s actual results may differ from guidance, please see the section titled “Safe Harbor Statement” below.

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Investor Conference Call — 2:00 p.m. PST Wednesday, February 2, 2005

Parties interested in listening to FEI’s quarterly conference call may do so by dialing 1-800-218-4007 (domestic, toll-free) or 1-303-262-2130 (international) and asking for the FEI Q4 Earnings call. The call can also be accessed via the web by going to FEI’s Investor Relations page at http://www.feicompany.com, where the webcast will also be archived. A telephone replay of the call will also be accessible for one month by dialing 1-800-405-2236 (US) or 1-303-590-3000 (international) and entering the access code 11020807#.

About FEI

FEI’s Tools for Nanotech™, featuring focused ion- and electron-beam technologies, deliver 3D characterization, analysis and modification capabilities with resolution down to the sub-Ångstrom level. With R&D centers in North America and Europe and sales and service operations in more than 40 countries around the world, FEI is bringing the nanoscale within the grasp of leading researchers and manufacturers and helping to turn some of the biggest ideas of this century into reality. More information can be found on the FEI website at: http://www.feicompany.com.

Safe Harbor Statement

This news release contains forward-looking statements that include our guidance for the first quarter of 2005 and statements about future bookings, revenue, operating margins earnings and profitability. Factors that could affect these forward-looking statements include, but are not limited to, the continued growth in nanotechnology markets in general and more particularly, the strength of the scientific research, semiconductor and data storage markets; cyclical changes in the data storage and semiconductor industries; fluctuations in foreign exchange and interest rates; our continued ability to maintain deferral accounting of hedge transactions; reduced profitability due to failure to achieve or sustain margin improvement or cost reductions; lower than expected customer orders; cancellation of customer orders; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company’s products and technology to find acceptance with customers; changes in the mix of products sold in a quarter; unfavorable business conditions and lack of growth in the general economy, both domestic and foreign; restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; additional research and development expenses; additional selling, general and administrative expenses; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of current or future acquisitions, including failure to achieve financial goals and integrate the acquisitions successfully.  Please also refer to our Form 10-K, Forms 10-Q and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

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FEI Company and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

NET SALES:
Products	$119,724	$73,842	$374,908	$279,882
Service	25,450	23,895	90,797	81,095
Total net sales	145,174	97,737	465,705	360,977

COST OF SALES:
Products	69,007	42,320	213,434	160,374
Service	17,712	17,425	62,815	55,292
Total cost of sales	86,719	59,745	276,249	215,666

Gross profit	58,455	37,992	189,456	145,311

OPERATING EXPENSES:
Research and development	15,576	13,475	55,857	46,312
Selling, general and administrative	27,828	21,955	94,307	77,463
Amortization of purchased technology	1,685	1,266	5,924	5,069
Purchased in-process research and development	—	—	—	1,240
Restructuring, reorganization and relocation	(100)	(622)	607	1,678
Total operating expenses	44,989	36,074	156,695	131,762

OPERATING INCOME	13,466	1,918	32,761	13,549

OTHER INCOME (EXPENSE):
Interest income	1,508	993	5,212	4,868
Interest expense	(2,675)	(2,441)	(10,332)	(11,470)
Other income (expense), net	(557)	4,286	(3,270)	3,790
Total other expense, net	(1,724)	2,838	(8,390)	(2,812)

INCOME BEFORE TAXES	11,742	4,756	24,371	10,737

INCOME TAX EXPENSE	3,378	1,450	7,798	3,543

NET INCOME	$8,364	$3,306	$16,573	$7,194

PER SHARE DATA:
Basic earnings per share	$0.25	$0.10	$0.50	$0.22
Diluted earnings per share	$0.21	$0.08	$0.42	$0.20

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	33,323	33,141	33,253	32,930
Diluted	39,664	39,711	39,668	36,844

RECONCILIATION OF FOURTH QUARTER RESULTS (1)

The following table reconciles the specific items excluded from U.S. GAAP in the calculation of Pro-forma results for the periods indicated below:

INCOME STATEMENT RECONCILIATION

	Thirteen Weeks Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

U.S. GAAP net income	$8,364	$3,306	$16,573	$7,194

Add back:
Amortization of purchased technology	1,685	1,266	5,924	5,069
Purchased in-process research and development	—	—	—	1,240
Restructuring, reorganization and relocation	(100)	(622)	607	1,678
Bond buy-back costs	—	—	—	1,590
Reduction in Q4 2004 effective tax rate	(732)	—	(732)	—
Tax effect	(555)	(196)	(2,285)	(3,160)

Pro-forma net income	$8,662	$3,754	$20,087	$13,611

DILUTED SHARES RECONCILIATION

	Thirteen Weeks Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

U.S. GAAP diluted shares	39,664	39,711	39,668	36,844

Contingent convertible shares	(5,529)	(5,529)	(5,529)	(3,023)

Pro-forma diluted shares	34,135	34,182	34,139	33,821

EARNINGS PER SHARE RECONCILIATION

	Thirteen Weeks Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

U.S. GAAP diluted earnings per share	$0.21	$0.08	$0.42	$0.20

Add back:
Amortization of purchased technology	0.04	0.03	0.15	0.14
Purchased in-process research and development	—	—	—	0.03
Restructuring, reorganization and relocation	—	(0.02)	0.02	0.05
Bond buy-back costs	—	—	—	0.04
Reduction Q4 2004 effective tax rate	(0.02)	—	(0.02)	—
Tax effect	(0.01)	—	(0.05)	(0.09)
subtotal	0.21	0.09	0.52	0.37
Impact of contingent convertible shares	0.04	0.02	0.07	0.03

Pro-forma diluted earnings per share	$0.25	$0.11	$0.59	$0.40

(1)     The press release and reconciliation table contain non-GAAP net income and earnings per share information (referred to as “Pro-forma”) that excludes the impact of amortization of intangible assets; excludes bond buy-back costs in 2003; excludes restructuring costs; applies the tax rate in effect for the first nine months of fiscal 2004 to the fourth quarter of fiscal 2004; and excludes the shares attributable to potential conversion of the company’s contingently convertible bonds.  Management of the company believes it is useful for investors to have this supplemental non-GAAP information because management evaluates the company’s operating performance using this non-GAAP information and the non-GAAP measures are key measures used by management to plan and forecast business and assess overall company performance.  Further, non-GAAP net income and EPS are common performance tools used by the investor community to evaluate results.  Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.  Also, the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.

FEI Company and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2004	December 31, 2003

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$246,259	$236,488
Short-term investments in marketable securities	62,841	63,480
Receivables	160,276	102,342
Inventories	87,783	102,315
Deferred tax assets	8,343	8,307
Other current assets	28,469	13,155

Total current assets	593,971	526,087

NON-CURRENT INVESTMENTS IN MARKETABLE SECURITIES	32,824	22,068

PROPERTY PLANT AND EQUIPMENT, NET	71,550	69,392

PURCHASED TECHNOLOGY, NET	22,080	27,105

GOODWILL	41,486	41,423

OTHER ASSETS, NET	78,060	71,162

TOTAL	$839,971	$757,237

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$36,618	$35,422
Current accounts with Philips	4,240	4,223
Accrued payroll liabilities	15,070	8,285
Accrued warranty reserves	10,052	10,500
Deferred revenue	43,349	28,743
Income taxes payable	7,434	3,108
Accrued restructuring, reorganization and relocation	1,020	2,104
Other current liabilities	36,971	17,415

Total current liabilities	154,754	109,800

CONVERTIBLE DEBT	295,000	295,000

DEFERRED TAX LIABILITIES	6,412	11,703

OTHER LIABILITIES	4,045	4,441

SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—
Common stock - 70,000 shares authorized; 33,413 and 33,153 shares issued and outstanding at December 31, 2004 and December 31, 2003	315,679	308,509
Note receivable from shareholder	—	(1,506)
Accumulated earnings	22,077	5,504
Accumulated other comprehensive income	42,004	23,786

Total shareholders’ equity	379,760	336,293

TOTAL	$839,971	$757,237

FEI COMPANY

Supplemental Data

(In millions, except per share amounts)

(Unaudited)

	Q4 Ended 12/31/2004	Q3 Ended 10/3/2004	Q4 Ended 12/31/2003
Income Statement Highlights
Consolidated sales	$145.2	$107.0	$97.7
Gross margin	40.3%	42.3%	38.9%
R & D spending	$15.6	$13.6	$13.5
R & D (% of sales)	10.7%	12.7%	13.8%
SG&A	$27.8	$23.6	$22.0
SG&A (% of sales)	19.2%	22.1%	22.5%
Net income - GAAP	$8.4	$3.3	$3.3
Diluted earnings per share - GAAP	$0.21	$0.10	$0.10
Sales by Business Segment
MicroElectronics	$63.3	$49.9	$39.2
Electron Optics	$54.1	$32.2	$31.6
Service	$25.5	$22.9	$23.9
Components	$2.3	$1.9	$3.1
Sales by Market Sector
Semiconductor	$69.0	$49.3	$44.1
Data Storage	$3.1	$7.2	$3.0
I & I	$73.1	$50.5	$50.6
Sales by Geography
North America	$44.6	$45.4	$33.7
Europe	$49.4	$33.6	$33.8
Asia Pacific	$51.2	$28.0	$30.2
Bookings
Total	$143.8	$126.4	$101.5
Book to bill ratio	0.99	1.18	1.04
Backlog - total	$160.0	$161.4	$121.6
Backlog - Service	$31.0	$28.0	$27.5
Bookings by Business Segment
MicroElectronics	$51.0	$67.3	$34.9
Electron Optics	$62.6	$37.7	$39.3
Service	$28.4	$19.4	$24.1
Components	$1.8	$2.0	$3.2
Bookings by Market Sector
Semiconductor	$60.7	$64.9	$41.3
Data Storage	$5.0	$4.5	$4.7
I & I	$78.1	$57.0	$55.5
Balance Sheet Highlights
Cash, equivalents, investments	$341.9	$313.8	$322.0
Operating cash (used) generated	$12.4	$9.0	$23.0
Accounts receivable	$160.3	$127.7	$103.6
Days sales outstanding (DSO)	101	109	97
Inventory turnover	4.0	2.5	2.3
Inventories	$87.8	$98.6	$102.3
Property, plant and equipment	$71.6	$68.8	$69.4
Fixed asset investment (during quarter)	$4.3	$1.4	$9.0
Depreciation expense	$4.1	$3.6	$4.3
Current liabilities	$154.8	$116.4	$109.8
Working Capital	$439.2	$429.4	$416.3
Shareholders’ equity	$379.8	$347.4	$336.3
Headcount (permanent and temporary)	1,756	1,747	1,656